FIRST AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT dated as of April 28, 2011, to the Distribution Agreement, dated as of July 21, 2008 (the "Agreement"), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the "Trust") on behalf of its series, the Schooner Funds (the "Funds") and QUASAR DISTRIBUTORS, LLC, (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the Trust and the Distributor desire to amend the Agreement to add an additional series; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS                QUASAR DISTRIBUTORS, LLC

By: /s/ Joseph Neuberger                                                                                                          By: /s/ James R. Schoenike

Printed Name: Joseph Neuberger                                                                                 Printed Name: James R. Schoenike

Title:  Chairman                                                                                       Title: President

Amended Exhibit A to the Distribution Agreement

Separate Series of Trust for Professional Managers

Name of Series
Schooner Fund
Schooner Global Absolute Return Fund